Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-76868, 333-121366 and 333-146819 of MFA Mortgage Investments, Inc. and in the related Prospectus, and in the Registration Statements on Form S-8 Nos. 333-39772, 333-67758 and 333-121365 pertaining to the 2004 Equity Compensation Plan of MFA Mortgage Investments, Inc., of our reports dated February 12, 2008, with respect to the consolidated financial statements of MFA Mortgage Investments, Inc. and the effectiveness of internal control over financial reporting of MFA Mortgage Investments, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

New York, New York
February 12, 2008

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